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                                                                     EXHIBIT 3.1


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                            CERTIFICATE OF AMENDMENT



                                     OF THE



                          CERTIFICATE OF INCORPORATION



                                       OF



                        NIAGARA MOHAWK POWER CORPORATION

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                  ------------


                                STATE OF NEW YORK
                               DEPARTMENT OF STATE
                            FILED: NOVEMBER 29, 1999
                                   TAX: # NONE



                            DATED: NOVEMBER 29, 1999


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                               SULLIVAN & CROMWELL
                         1701 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D.C. 20006-5805


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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                        NIAGARA MOHAWK POWER CORPORATION

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
                                   -----------

         Pursuant to the provisions of Section 805 of the BUSINESS CORPORATION LAW, the undersigned, being the Vice President-Treasurer and the Secretary of NIAGARA MOHAWK POWER CORPORATION, hereby certify:

                                       I.

         The name of the Corporation is Niagara Mohawk Power Corporation. It was originally incorporated under the name of Niagara Hudson Public Service Corporation.

                                       II.

         The Certificate of Consolidation forming the Corporation was filed in the Department of State on July 31, 1937.

         A Certificate of Change of Name of Niagara Hudson Public Service Corporation to Central New York Power Corporation was filed in the Department of State on September 15, 1937.

         A "Certificate of Consolidation of New York Power and Light Corporation and Buffalo Niagara Electric Corporation and Central New York Power Corporation into Central New York Power Corporation which is to survive the consolidation and be named Niagara Mohawk Power Corporation" was filed in the Department of State on January 5, 1950. Said Certificate of Consolidation is hereinafter sometimes referred to as the "1950 Certificate of Consolidation".

         Pursuant to Sections 26-a and 36 of the Stock Corporation Law, a Certificate of Amendment was filed in the Department of State on January 5, 1950 to effect certain changes authorized in subdivision 2 of Section 35 of the Stock Corporation


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Law. Said Certificate of Amendment is hereinafter sometimes referred to as the
"1950 Certificate of Amendment".

         In accordance with the provisions of Subdivision (I) of Paragraph (5) of Part D of Article IV, under the heading "General Provisions Applicable to All Series of Preferred Stock", of the 1950 Certificate of Consolidation, the holders of record of at least a majority of votes which may be cast by the holders of shares of Preferred Stock of all series then outstanding consented in writing, as requested by a Consent Statement first mailed by the Corporation on or about October 28, 1997, to permit the Corporation to incur up to $5 billion in unsecured indebtedness in excess of the unsecured indebtedness otherwise permitted by the provisions of Subdivision (E) of Paragraph (5) of Part D of
Article IV of the 1950 Certificate of Amendment, as modified by the resolution of the holders of Preferred Stock adopted on December 5, 1956.


                                       III

         The Certificate of Incorporation, as heretofore amended, is hereby further amended by the addition of the following provisions stating the number, designation, relative rights, preferences, and limitations of a twenty-seventh additional series of Preferred Stock, to consist of 3,000,000 shares of Preferred Stock of the Corporation of the par value of $25 per share of the authorized 19,600,000 shares of Preferred Stock of the Corporation of the par value of $25 per share, as fixed by the Board of Directors before the issuance of such series, such provisions so added to be designated as paragraph (4AA) (of Part D of Article IV of the Certificate of Consolidation as amended by Article V of the 1950 Certificate of Amendment and subsequent amendments).

Particular Provisions Applicable to FixedAdjustable Rate Cumulative Preferred Stock, Series D

         (4AA) The number, designation, relative rights, preferences and limitations of the additional series of Preferred Stock of the Corporation as fixed by the Board of Directors (in addition to those set forth under the heading "Provisions Applicable to All Series of Preferred Stock" in Paragraph
(5) of Part D of Article IV of the 1950 Certificate of Consolidation as amended by Article V of the 1950 Certificate of Amendment and subsequent amendments) are as follows:

         (A) The number of shares to constitute the twenty-seventh series shall be 3,000,000 shares, and the designation of such series shall be "FixedAdjustable Rate Cumulative Preferred Stock, Series D" (hereinafter called, for purposes of this paragraph 4AA only, the "Series D Preferred Stock"). Defined terms used in this paragraph 4AA shall have the meanings ascribed to them in this paragraph only for purposes of this paragraph 4AA.

         (B) a. Cumulative cash dividends will be payable on each share of Series D Preferred Stock when, as, and if declared by the Board of Directors or a duly authorized committee thereof, out of assets legally available therefor.

         The initial dividend for the dividend period commencing on November 30, 1999 to December 31, 1999 will be $0.2877 per share and will be payable, as if and when declared by the Board of Directors of the Corporation on December 31, 1999. Thereafter, dividends on the Series D Preferred Stock will be payable quarterly, as, if and when declared by the Board of Directors of the Corporation on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") at the annual rate of $3.4525 per share through December 31, 2004. After December 31, 2004, dividends on the Series D Preferred Stock will be payable on each Dividend Payment Date, as, if and when declared by the Board of Directors of the Corporation at the Applicable Rate from time to time in effect.

         If a Dividend Payment Date is not a business day, dividends (if declared) on the Series D Preferred Stock will be paid on the next business day, without interest. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on the record date fixed by the Board of Directors of the Corporation, which will not be more than 60 days nor less than 10 days preceding the payment date thereof.

         Accrued but unpaid dividends on the Series D Preferred Stock shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends on the Series D Preferred Stock.

         b. The "Applicable Rate" per annum for each dividend period beginning after December 31, 2004 will be equal to 1.625% plus the Effective Rate (as defined below) for such dividend period, but not less than 7.655% nor greater than 13.655% except as provided below in this paragraph. The "Effective Rate" for each dividend period beginning after December 31, 2004 will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below) for such dividend period. In the event that the Corporation determines in good faith that for any reason: (A) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate cannot be determined for any dividend period, then the Effective Rate for such dividend period will be equal to the higher of whichever two of such rates can be so determined; (B) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any dividend period, then the Effective Rate for such dividend period will be equal to whichever such rate can be so determined; or (C) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any dividend period,


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then the Effective Rate for the preceding dividend period will be continued for the succeeding dividend period.

         The "Treasury Bill Rate" will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on the Series D Preferred Stock is being determined, except as described below in this paragraph. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason no such U.S. Treasury Bill Rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as chosen and quoted daily for each business day in New

York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

         The "Ten Year Constant Maturity Rate" will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the dividend period for which the dividend rate on the Series D Preferred Stock is being determined, except as described below in this paragraph. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Ten Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

         The "Thirty Year Constant Maturity Rate" will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the dividend period for which the dividend rate on the Series D Preferred Stock is being determined except as described below in this paragraph. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Thirty Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Thirty Year Constant Maturity Rate for any applicable dividend period as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

         The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate will each be rounded to the nearest five hundredths of a percent.

         The Applicable Rate with respect to each dividend period beginning after December 31, 2004 will be calculated as promptly as practicable by the Corporation according to the appropriate method described above. The Corporation will cause notice of the Applicable Rate for the next dividend period to be enclosed with the dividend payment to the holders of Series D Preferred Stock.

         As used above, the term "Calendar Period" means a period of fourteen calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

         c. If, prior to May 30, 2001, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted which change the percentage of the dividends received deduction as specified in Section 243(a)
(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend on each share of the Series D Preferred Stock for dividend payments made on or after the date of enactment of such change will be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent:

                               1 - [.35 (1 - .70)]
                           ---------------------------
                               1 - [.35 (1 - DRP)]

         For the purposes of the DRD Formula, "DRP" means the new Dividends Received Percentage applicable to the dividend in question; provided however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a) (1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment does not apply to dividends payable on the Series D Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence must be based upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the Internal Revenue Service addressing such legislation. Unless the context otherwise requires, references to dividends herein shall mean dividends as adjusted by the DRD Formula. The Corporation's calculation of the dividends payable as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review.

         If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a record date and before the next Dividend Payment Date, the amount of dividend payable on such Dividend Payment Date will not be increased, but instead, an amount equal to the excess of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage applicable to the dividend in question and
 .50) over (y) the dividends paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.

         In addition, if any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series D Preferred Stock (each an "Affected Dividend Payment Date"), the Corporation will pay (if declared), additional dividends (the "Additional Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on such succeeding Dividend Payment Date in an amount equal to the excess of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage and .50 applied to each Affected Dividend Payment Date) over
(y) the dividends paid by the Corporation on each Affected Dividend Payment
Date.

         Notwithstanding the foregoing, Additional Dividends will not be paid as a result of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series D Preferred Stock which retroactively reduces the Dividends Received Percentage, or if such amendment would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Corporation will make only one payment of Additional Dividends.

         In the event that the amount of dividend payable per share of the Series D Preferred Stock will be adjusted pursuant to the DRD Formula and/or Additional Dividends are to be paid, the Corporation will cause notice of each such adjustment and, if applicable, any Additional Dividends, to be sent to the holders of the Series D Preferred Stock with the payment of dividends on the next Dividend Payment Date after the date of such adjustment.

         (C) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made on the Corporation's Common Stock or any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock upon liquidation, liquidating distributions in the amount of $50 per share, plus an amount equal to the sum of all accrued and unpaid dividends including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends (whether or not earned or declared) for the then current dividend period and all dividend periods prior thereto.

         (D) Except as provided under the heading "Provisions Applicable to All Series of Preferred Stock" in Paragraph (5) of Part D of Article IV of the 1950 Certificate of Consolidation as amended by Article V of the 1950 Certificate of Amendment and subsequent amendments, the Series D Preferred Stock shall have no voting rights whatsoever.

         (E) Prior to December 31, 2004, the Series D Preferred Stock is not redeemable. On or after such date, each share of Series D Preferred Stock will be redeemable, in whole or in part at the option of the Corporation at any time and from time to time upon not less than thirty nor more than sixty days' notice, at a redemption price of $50 per share, together in each case with accrued and unpaid dividends (whether or not declared) to the date fixed for redemption including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends. If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed, the Corporation will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable, and such redemption shall otherwise be in the manner prescribed under the heading "Provisions Applicable to All Series of Preferred Stock" in Paragraph (5) of Part D of Article IV of the 1950 Certificate of Consolidation as amended by
Article V of the 1950 Certificate of Amendment and subsequent amendments.

         (F) Shares of Series D Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and restored to the status of authorized but unissued shares of Preferred Stock of the par value $25 per share without serial designation and may be reissued by the Corporation from time to time as Preferred Stock of any other series of the par value of $25 per share as may be fixed from time to time by the Board of Directors.

         (G) The shares of the Series D Preferred Stock shall be subject to the consent set forth in the last subparagraph of Paragraph II of this Certificate to the same extent and with the same effect as all series of Preferred Stock outstanding on October 28, 1997 are so subject.


                                       IV

         The amendments of the Certificate of Incorporation effected by this Certificate were authorized by action of the Board of Directors of the Corporation, pursuant to Section 502 of the Business Corporation Law.


         IN WITNESS WHEREOF, we have made and subscribed this Certificate this 23rd day of November, 1999.


                                        By:/s/ Arthur W. Roos
                                           ------------------------------------
                                           Name:  Arthur W. Roos
                                           Title: Vice President-Treasurer


                                        By:/s/ Kapua A. Rice
                                           ------------------------------------
                                           Name:  Kapua A. Rice
                                           Title: Secretary


[Corporate Seal]

STATE OF NEW YORK                   )
                                    :  ss.:
COUNTY OF ONODAGA                   )

                  Arthur W. Roos, being duly sworn, deposes and says that he is Vice President-Treasurer of Niagara Mohawk Power Corporation, the corporation named in and described in the foregoing Certificate, that he has read and executed the foregoing Certificate and knows the contents thereof and that the statements contained therein are true.


                                        By:/s/ Arthur W. Roos
                                           ------------------------------------
                                           Name:  Arthur W. Roos
                                           Title: Vice President-Treasurer


                                        By:/s/ Kapua A. Rice
                                           ------------------------------------
                                           Name:  Kapua A. Rice
                                           Title: Secretary

Sworn to before me this
23rd day of November, 1999


/s/ Kapua A. Rice
--------------------------
Notary Public